Exhibit 99.1

Unifi Announces Fourth Quarter and Fiscal 2019 Results and Provides Update on Recent Trade Developments

Fourth quarter 2019 sales volumes and pre-tax profitability results in-line with expectations;

Further positive preliminary determinations reached in ongoing trade actions are encouraging;

Company achieves sequential quarter improvement on profitability and cash flows; and

Company announces fiscal 2020 outlook with volume and revenue growth and significant improvement in profitability.

GREENSBORO, N.C., August 7, 2019 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the fourth fiscal quarter and fiscal year ended June 30, 2019.

Fourth Quarter Fiscal 2019 Highlights

•	Achieved expected sales volume growth of 6% from the fourth quarter of fiscal 2018, despite continued pressure from low-cost imports into the United States.
•	Revenues from premium value-added ("PVA") products grew 13.4% compared to the fourth quarter of fiscal 2018 and represented approximately 51% of consolidated net sales.
•	Generated $8.8 million of positive operating cash flows.
•	Reset selling, general and administrative expenses (“SG&A”) to a prospective annual run-rate of approximately $51.0 million via previously communicated cost reduction efforts.
•

Secured exclusivity on proprietary design of new texturing equipment in the Americas, with installation commencing in calendar 2020, demonstrating the Company’s commitment to its leading manufacturing position. These additions are expected to be completed with no significant change to the Company’s annual capital expenditure run-rate of $25 million.

Fourth Quarter Fiscal 2019 Financial Summary

•

Low-cost import inventories in the United States remained elevated during the quarter, prolonging competitive pressures on the Company’s domestic operations, driving lower fixed cost absorption and a weaker sales mix.

•	Net sales decreased to $179.5 million from $181.3 million for the fourth quarter of fiscal 2018, but increased $2.3 million, or 1.3%, when excluding the impact of foreign currency translation.
•	Gross margin was 10.2%, compared to 13.2% for the fourth quarter of fiscal 2018.
•	Operating income was $5.3 million, compared to $9.3 million for the fourth quarter of fiscal 2018.
•

Diluted earnings per share (“EPS”) was $0.05, compared to $0.58 for the fourth quarter of fiscal 2018, primarily driven by lower earnings from both domestic operations and Parkdale America, LLC (“PAL”) and a corresponding unfavorable effective tax rate, while the fourth quarter of fiscal 2018 included a $0.19 benefit to EPS from the reversal of an uncertain tax position.

“Despite the persistent headwinds we faced throughout fiscal 2019, we achieved our fourth quarter volume and profitability expectations, made progress towards revitalizing our position in the Americas, and exited fiscal 2019 with momentum,” said Tom Caudle, President & Chief Operating Officer of Unifi. “Throughout a challenging fiscal 2019, we grew our top-line by 4%, took aggressive steps to better align our cost structure, entered fiscal 2020 having achieved our goal to reduce our future SG&A by approximately 15% from its prior annual run-rate, and made further commitment to the Americas by announcing our use of exclusive new texturing technology in the coming years. Overall, I am proud of our team as we remain focused on delivering long-term shareholder value, and our short-term initiatives continue to fuel a resurgence for this unique global company.”

Update on Recent Trade Developments

•

Imports of polyester textured yarn from China and India – which increased approximately 79% from calendar years 2013 to 2017 and continued to grow during calendar year 2018 – placed considerable pressure on margins in the United States during fiscal 2019.

•

On June 26, 2019, the U.S. Department of Commerce (the “Commerce Department”) announced affirmative preliminary antidumping duty determinations on imports of polyester textured yarn from (i) China at rates of 65% or more and (ii) India at rates of 10% or more.  In addition, due to the “critical circumstances” resulting from a significant spike in Chinese imports in the months immediately following the filing of the Company’s October 2018 trade petitions, antidumping duties are applied retroactively for subject imports from China, beginning 90 days prior to the date that the duties go into effect.

•

As previously announced on April 29, 2019, the Commerce Department established affirmative preliminary countervailing duty determinations on unfairly subsidized imports of polyester textured yarn from (i) China at rates of 32% or more and (ii) India at rates of 7% or more, and countervailing duties are applied retroactively for subject imports from China, beginning 90 days prior to the date that the duties went into effect.

•	U.S. importers of the subject yarns are currently required to post cash deposits to cover the antidumping and countervailing duties issued under the preliminary determinations.
•	Final determinations of dumping, subsidization and injury are expected by the end of calendar 2019.

Fourth Quarter Fiscal 2019 Compared to Fourth Quarter Fiscal 2018

Sales volumes grew 6%, led by PVA product sales in Asia. However, unfavorable foreign currency translation of $4.1 million decreased net sales in the fourth quarter of fiscal 2019 to $179.5 million, compared to $181.3 million.  Gross profit decreased from $23.9 million to $18.3 million, adversely impacted by pressures from low-cost competition, primarily in the United States, lower fixed cost absorption and a weaker sales mix, further negatively impacted by unfavorable foreign currency translation. Within the Company’s PVA portfolio, certain products carry a lower gross margin profile, and sales of such products grew considerably, contributing to a weaker mix of PVA sales. Operating income decreased from $9.3 million to $5.3 million, primarily due to the $5.6 million decrease in

Unifi Announces Fourth Quarter and Fiscal 2019 Results	2

gross profit and $1.4 million of severance charges. However, operating income benefited from lower SG&A, primarily due to lower compensation expenses in connection with the Company’s reduction in general and administrative positions.

Net income was $1.0 million, compared to $10.8 million, and EPS was $0.05, compared to $0.58. Net income was negatively impacted by a significantly higher effective tax rate in connection with lower domestic earnings and the addition of a $1.1 million valuation allowance on certain state net operating losses and credits, along with lower earnings from PAL. Net income for the fourth quarter of fiscal 2018 benefited from the reversal of an uncertain tax position in the amount of $3.4 million.

Adjusted EBITDA was $12.7 million, compared to $15.3 million.  Adjusted EBITDA is a non-GAAP financial measure. The schedules included in this press release reconcile Adjusted EBITDA to Net income, the most directly comparable GAAP financial measure.

Fiscal 2019 Compared to Fiscal 2018

Fiscal 2019 consisted of 53 weeks for the Company’s domestic operations, compared to 52 weeks in fiscal 2018.  Sales volumes increased 7% from fiscal 2018, led by PVA product sales in Asia. Net sales increased to $708.8 million, compared to $678.9 million. However, unfavorable foreign currency translation negatively impacted fiscal 2019 net sales by $21.4 million. When adjusting for this impact, net sales exhibited strong growth and increased $51.3 million, or 7.6%, year over year. Gross margin was 9.4%, compared to 12.7%.  Operating income was $11.0 million, compared to $28.8 million.  Net income was $2.5 million, compared to $31.7 million. Diluted EPS was $0.13 and $1.70 for fiscal 2019 and 2018, respectively. Adjusted EBITDA was $36.3 million, compared to $52.3 million, driven primarily by unfavorable raw material cost fluctuations and competitive import pressures.

Net debt (debt principal less cash and cash equivalents) was $105.8 million at June 30, 2019, compared to $86.3 million at June 24, 2018.  Cash and cash equivalents decreased from $44.9 million at June 24, 2018 to $22.2 million at June 30, 2019. The reduction in cash and cash equivalents was primarily driven by the retirement of $25.0 million in debt during the second quarter of fiscal 2019. Debt principal and operating cash flows were adversely impacted by an increase in inventories and reduced earnings.

Unifi Announces Fourth Quarter and Fiscal 2019 Results	3

Outlook

For fiscal 2020, the Company expects the following, assuming no significant volatility in raw material costs:

•	High-single-digit percentage growth from fiscal 2019 for sales volumes;
•	Mid-single-digit percentage growth from fiscal 2019 for net sales;
•	Operating income between $22.0 million and $27.0 million, over 100% growth from fiscal 2019;
•	Adjusted EBITDA between $47.0 million and $52.0 million, over 25% growth from fiscal 2019;
•	Capital expenditures of approximately $25.0 million; and
•	An effective tax rate in the mid-20% range.

Caudle concluded, “As we look to fiscal 2020, we remain optimistic. The combination of our ongoing growth efforts to drive our innovative and recycled portfolios globally and the deliberate and considerable reduction of our SG&A cost structure should provide meaningful improvement in our profitability, while further momentum on recent trade activity is expected to lift our domestic operations. Assuming a stable raw material cost environment for fiscal 2020, we are projecting continued top-line expansion, a doubling of operating income, substantial improvement in our effective tax rate and a significant increase in net income and Adjusted EBITDA.”

Business Segment Update

In the fourth quarter of fiscal 2019, the Company increased its reportable segments from three to four, primarily in connection with the growth of sales for the Company’s subsidiaries in Asia. The Company is now reporting the Polyester, Nylon, Brazil and Asia Segments.

Fourth Quarter Fiscal 2019 Earnings Conference Call

The Company will provide additional commentary regarding its fourth quarter and fiscal 2019 results and other developments during its earnings conference call on August 7, 2019, at 8:30 a.m., Eastern Time. The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on the Company’s website.

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Unifi Announces Fourth Quarter and Fiscal 2019 Results	4

About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 16 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

Unifi Announces Fourth Quarter and Fiscal 2019 Results	5

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2019	June 24, 2018
ASSETS
Cash and cash equivalents	$22,228	$44,890
Receivables, net	88,884	86,273
Inventories	133,781	126,311
Other current assets	20,729	16,820
Total current assets	265,622	274,294

Property, plant and equipment, net	206,787	205,516
Investments in unconsolidated affiliates	114,320	112,639
Other non-current assets	5,422	9,358
Total assets	$592,151	$601,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other current liabilities	$59,214	$68,007
Current portion of long-term debt	15,519	16,996
Total current liabilities	74,733	85,003
Long-term debt	111,541	113,553
Other long-term liabilities	13,032	13,470
Total liabilities	199,306	212,026

Total shareholders’ equity	392,845	389,781
Total liabilities and shareholders’ equity	$592,151	$601,807

Unifi Announces Fourth Quarter and Fiscal 2019 Results	6

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Fiscal Year Ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Net sales	$179,493	$181,325	$708,804	$678,912
Cost of sales	161,151	157,421	642,496	592,484
Gross profit	18,342	23,904	66,308	86,428
Selling, general and administrative expenses	12,018	14,742	52,690	56,077
(Benefit) provision for bad debts	(73)	66	308	(38)
Other operating expense (income), net	1,132	(173)	2,350	1,590
Operating income	5,265	9,269	10,960	28,799
Interest income	(180)	(116)	(628)	(560)
Interest expense	1,336	1,373	5,414	4,935
Loss on extinguishment of debt	—	—	131	—
Equity in earnings of unconsolidated affiliates	(842)	(1,945)	(3,968)	(5,787)
Income before income taxes	4,951	9,957	10,011	30,211
Provision (benefit) for income taxes	3,949	(807)	7,555	(1,491)
Net income	$1,002	$10,764	$2,456	$31,702

Net income per common share:
Basic	$0.05	$0.59	$0.13	$1.73
Diluted	$0.05	$0.58	$0.13	$1.70

Weighted average common shares outstanding:
Basic	18,439	18,340	18,395	18,294
Diluted	18,705	18,701	18,695	18,637

Unifi Announces Fourth Quarter and Fiscal 2019 Results	7

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Fiscal Year Ended
	June 30, 2019	June 24, 2018
Cash and cash equivalents at beginning of year	$44,890	$35,425
Operating activities:
Net income	2,456	31,702
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(3,968)	(5,787)
Distributions received from unconsolidated affiliates	2,647	12,236
Depreciation and amortization expense	23,003	22,585
Non-cash compensation expense	3,258	5,823
Deferred income taxes	423	(5,797)
Other, net	(560)	(277)
Changes in assets and liabilities	(19,975)	(23,150)
Net cash provided by operating activities	7,284	37,335

Investing activities:
Capital expenditures	(24,871)	(25,029)
Other, net	(65)	(1,846)
Net cash used in investing activities	(24,936)	(26,875)

Financing activities:
Proceeds from long-term debt	128,100	120,500
Payments on long-term debt	(131,319)	(118,760)
Other, net	(1,407)	(437)
Net cash (used in) provided by financing activities	(4,626)	1,303

Effect of exchange rate changes on cash and cash equivalents	(384)	(2,298)
Net (decrease) increase in cash and cash equivalents	(22,662)	9,465
Cash and cash equivalents at end of year	$22,228	$44,890

Unifi Announces Fourth Quarter and Fiscal 2019 Results	8

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

Net sales details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	June 30, 2019	June 24, 2018	Change ($)	Change (%)
Polyester	$89,105	$97,352	$(8,247)	-8.5%
Nylon	21,968	26,673	(4,705)	-17.6%
Brazil	26,620	27,827	(1,207)	-4.3%
Asia	40,852	28,363	12,489	44.0%
All Other	948	1,110	(162)	-14.6%
Consolidated net sales	$179,493	$181,325	(1,832)	-1.0%

	For the Fiscal Year Ended
	June 30, 2019	June 24, 2018	Change ($)	Change (%)
Polyester	$370,770	$364,169	$6,601	1.8%
Nylon	98,127	102,639	(4,512)	-4.4%
Brazil	102,877	110,587	(7,710)	-7.0%
Asia	132,866	97,297	35,569	36.6%
All Other	4,164	4,220	(56)	-1.3%
Consolidated net sales	$708,804	$678,912	29,892	4.4%

Gross profit details for each reportable segment of the Company are presented below. Segment profitability has been updated to align with an intercompany agreement established in fiscal 2019 wherein the Polyester Segment has granted rights to the use of certain manufacturing know-how, processes, and product technical information and design (“technologies”) to the Asia Segment. Cost of sales for the Polyester Segment includes an intersegment technologies credit, while cost of sales for the Asia Segment includes a corresponding intersegment technologies expense. The technologies credit (expense) reflected in the corresponding segments were $1,513 and $1,058 for the three months ended June 30, 2019 and June 24, 2018, respectively, and $5,209 and $2,103 for fiscal 2019 and 2018, respectively. Current and prior year amounts reflect such changes, while consolidated gross profit is not impacted.

	For the Three Months Ended
	June 30, 2019	June 24, 2018	Change ($)	Change (%)
Polyester	$7,902	$9,845	$(1,943)	-19.7%
Nylon	1,408	3,081	(1,673)	-54.3%
Brazil	4,976	6,432	(1,456)	-22.6%
Asia	4,003	4,450	(447)	-10.0%
All Other	53	96	(43)	-44.8%
Consolidated gross profit	$18,342	$23,904	(5,562)	-23.3%

	For the Fiscal Year Ended
	June 30, 2019	June 24, 2018	Change ($)	Change (%)
Polyester	$23,819	$33,194	$(9,375)	-28.2%
Nylon	7,896	10,484	(2,588)	-24.7%
Brazil	18,579	25,861	(7,282)	-28.2%
Asia	15,700	16,620	(920)	-5.5%
All Other	314	269	45	16.7%
Consolidated gross profit	$66,308	$86,428	(20,120)	-23.3%

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RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net income to EBITDA and Adjusted EBITDA are as follows:

	For the Three Months Ended		For the Fiscal Year Ended
	June 30, 2019	June 24, 2018	June 30, 2019	June 24, 2018
Net income	$1,002	$10,764	$2,456	$31,702
Interest expense, net	1,156	1,257	4,786	4,375
Provision (benefit) for income taxes	3,949	(807)	7,555	(1,491)
Depreciation and amortization expense	5,698	5,652	22,713	22,218
EBITDA	11,805	16,866	37,510	56,804

Equity in earnings of PAL	(407)	(1,576)	(2,561)	(4,533)
EBITDA excluding PAL	11,398	15,290	34,949	52,271

Severance (1)	1,351	—	1,351	—
Adjusted EBITDA	$12,749	$15,290	$36,300	$52,271

(1)	For the three months and fiscal year ended June 30, 2019, the Company incurred certain severance costs of $1,351 in connection with overall cost reduction efforts.

Note: Amounts presented in the reconciliations above may not be consistent with amounts included in the Company’s condensed consolidated financial statements. Any such inconsistencies are insignificant and are integral to the reconciliations.

Unifi Announces Fourth Quarter and Fiscal 2019 Results	10

Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA (together, the “non-GAAP financial measures”).

•	EBITDA represents Net income before net interest expense, income tax expense, and depreciation and amortization expense.
•	Adjusted EBITDA represents EBITDA adjusted to exclude equity in earnings of PAL and, from time to time, certain other adjustments necessary to understand and compare the underlying results of Unifi.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures. When applicable, management’s discussion and analysis includes specific consideration for items that comprise the reconciliations of its non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect Unifi’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations and is relevant to our fixed charge coverage ratio. Equity in earnings of PAL is excluded from Adjusted EBITDA because such results do not reflect our operating performance.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. You should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

Unifi Announces Fourth Quarter and Fiscal 2019 Results	11

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the financial condition and results of operations of Unifi that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where Unifi competes, including economic and political factors over which Unifi has no control; changes in consumer spending, customer preferences, fashion trends and end uses for products; the financial condition of Unifi’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the success of Unifi’s strategic business initiatives; the volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate key employees; the impact of environmental, health and safety regulations; the impact of tax laws, the judicial or administrative interpretations of tax laws and/or changes in such laws or interpretations; the operating performance of joint ventures and other equity method investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on Unifi.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in Unifi’s most recent annual report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by Unifi with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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